Exhibit 10.1

Terms of Restricted Stock Award under
Hub Group, Inc. 2017 Long-Term Incentive Plan

Non-Employee Director

The Participant has been granted a Full Value Award in the form of shares of restricted stock (a “Restricted Stock Award”) by Hub Group, Inc. (the "Company") under the Hub Group, Inc. 2017 Long-Term Incentive Plan (the "Plan"). The Restricted Stock Award shall be subject to the following Restricted Stock Award Terms:

1.                  Terms of Award. The following words and phrases used in these Restricted Stock Award Terms shall have the meanings set forth in this Section 1:

(a)	The "Participant" is ________________

(b)	The "Grant Date" is ________________

(c)	The number of "Covered Shares" shall be ______ shares of Stock.

Other words and phrases used in these Restricted Stock Award Terms are defined pursuant to Section 9 or elsewhere in these Restricted Stock Award Terms.

2.                  Restricted Period. Subject to the limitations of these Restricted Stock Award Terms, the "Restricted Period" for each Installment of Covered Shares of the Restricted Stock Award shall begin on the Grant Date and end as described in the following schedule (but only if the Date of Termination has not occurred before end of the Restricted Period):

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
1/3 of Covered Shares	One year anniversary of the Grant Date
1/3 of Covered Shares	Two year anniversary of the Grant Date
Remainder of Covered Shares	Three year anniversary of the Grant Date

Notwithstanding the foregoing provisions of this Section 2, the Participant shall become vested in the Covered Shares, and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:

(a)	The Participant shall become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the date of Termination occurs by reason of the Participant’s death or disability.

(b)	The Participant shall become vested in the Covered Shares upon a Change in Control that occurs on or before the Date of Termination.

(c)	In the sole discretion of the Committee, the Participant may become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the Date of Termination occurs by reason of the Participant’s Retirement.

3.                  Transfer and Forfeiture of Shares. Except as otherwise determined by the Committee in its sole discretion, the Participant shall forfeit the Installments of the Covered Shares as of the Participant's Date of Termination, if such Date of Termination occurs prior to the end of the Restricted Period which applies to those Installments. If the Participant's Date of Termination has not occurred prior to the last day of the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of such Restricted Period, that Installment of Covered Shares shall be transferred to the Participant free of all restrictions.

4.                  Withholding. All deliveries and distributions under these Restricted Stock Award Terms are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, the Participant may designate the Company to handle such withholding obligations. Withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company's minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5.                  Transferability. Except as otherwise provided by the Committee, the Restricted Stock Award (and the Covered Shares) may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period, or if earlier, when the Participant becomes vested in the shares.

6.                  Dividends. The Participant shall not be prevented from receiving dividends and distributions paid on the Covered Shares merely because those shares are subject to the restrictions imposed by these Restricted Stock Award Terms and the Plan; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares. Any dividends paid with respect to Covered Shares which remain subject to the restrictions hereunder shall also be subject to the same restrictions and risk of forfeiture as the Covered Shares and shall be withheld by the Company until such restrictions lapse, pursuant to the procedures as may be established by the Committee from time to time and, upon the lapse of such restrictions, shall be paid or distributed to the Participant within 60 days after the vesting date of such dividends.

7.                  Voting. The Participant shall not be prevented from voting the Restricted Stock Award merely because those shares are subject to the restrictions imposed by these Restricted Stock Award Terms and the Plan; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those shares.

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8.                  Deposit of Restricted Stock Award. Each certificate issued in respect of the Covered Shares awarded under these Restricted Stock Award Terms shall be registered in the name of the Participant and shall, in the discretion of the Committee, be retained by the Company or deposited in a bank designated by the Committee, until the restrictions lapse.

9.                  Definitions. For purposes of these Restricted Stock Award Terms, except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Restricted Stock Award Terms.

10.              Heirs and Successors. These Restricted Stock Award Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any benefits deliverable to the Participant under these Restricted Stock Award Terms have not been delivered at the time of the Participant's death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of these Restricted Stock Award Terms. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under these Restricted Stock Award Terms, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11.              Administration. The authority to manage and control the operation and administration of these Restricted Stock Award Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Restricted Stock Award Terms as it has with respect to the Plan. Any interpretation of these Restricted Stock Award Terms by the Committee and any decision made by it with respect to these Restricted Stock Award Terms is final and binding on all persons.

12.              Plan Governs. Notwithstanding anything in these Restricted Stock Award Terms to the contrary, these Restricted Stock Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Restricted Stock Award Terms is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

13.              Notices. Any written notices provided for in these Restricted Stock Award Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal executive office.

14.              Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of the Restricted Stock Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

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15.              Amendment. These Restricted Stock Award Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

HUB GROUP, INC.

By: _________________________
Its: _________________________

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